News Release
For Immediate Release

Contact:  Dan Chila, EVP, Chief Financial Officer (856) 691-7700

Sun Bancorp, Inc. Reports First Quarter 2009 Results

VINELAND, NJ, April 28, 2009 – Sun Bancorp, Inc. (NASDAQ:SNBC) reported today a net loss available to common shareholders of $821,000, or $0.04 net loss per diluted share, for the first quarter ended March 31, 2009, compared to net income of $4.2 million, or $0.17 per diluted share, for the first quarter of 2008.  Earnings per share data is adjusted for the 5% common stock dividend declared on April 16, 2009 and payable on May 14, 2009.

The first quarter results include the following:
  During the quarter, the Company completed the sale of 89,310 shares of preferred stock under the U.S. Treasury’s Capital Purchase Program (CPP) of the Troubled Assets Relief Program (TARP) for $89.3 million. The preferred stock carried a 5% annual dividend yield for five years and a 9% annual yield thereafter. In addition, the U.S. Treasury received a warrant to purchase up to 1,543,376 shares of Sun Bancorp, Inc. common stock at an exercise price of $8.68. The impact upon first quarter earnings of the preferred dividend and accretion of the original issuance discount (OID) on the preferred stock for the quarter was $1.2 million, or $0.06 per diluted share.  On April 8, 2009, the Company completed the repurchase of all 89,310 shares of preferred stock. The repurchase price was $89.3 million, plus accrued dividends of approximately $657,000. The Company expects to accelerate the OID in the second quarter of 2009, which will result in a $4.0 million impact to earnings available to common shareholders.  The $4.0 million acceleration of the OID will be combined with the dividend paid at the time of repurchase of $657,000, resulting in a total impact to earnings available to common shareholders of $4.7 million during the second quarter of 2009.
  Net interest income for the quarter of $22.3 million (tax-equivalent basis) decreased $2.8 million, or $0.07 per diluted share, over the comparable prior year period, reducing net interest margin for the quarter to 2.74% compared to 3.35% for the first quarter of 2008.
  Loan loss provision for the quarter of $4.0 million increased $1.9 million, or $0.05 per diluted share, as compared to $2.1 million for the first quarter of 2008.
  There was a pre-tax net impairment charge during the quarter of $278,000, or $0.01 per diluted share, due to further deterioration of underlying collateral on a pooled trust preferred security in the investment portfolio which were previously written down during the fourth quarter of 2008.  The Financial Accounting Standards Board (FASB) issued a FASB Staff Position entitled “Recognition and Presentation of Other-Than-Temporary Impairments” on April 9, 2009 that establishes new requirements for measuring and presenting other-than-temporary impairment (OTTI) charges on both securities classified as available for sale and held to maturity. The Company adopted the new requirements in the first quarter of 2009.

  Non-interest income for the quarter, excluding the net impairment charge of $278,000, of $5.6 million decreased $1.8 million, or $0.05 per diluted share, as compared to $7.4 million for the first quarter of 2008.
“First quarter earnings per share compared to 2008 were reduced by approximately $0.24 per diluted share due to the combined cost of our participation in TARP, a decrease in net interest income, an increase in loan loss provision, a decrease in non-interest income and an OTTI charge,” said Thomas X. Geisel, president and chief executive officer of Sun Bancorp.

“We are carefully working our way through a sustained, unstable economy and our basic underlying operating performance reflects the various challenges we face, many of which are outside the scope of our control,” said Geisel. “Unlike many banks operating in our region, we are continuing to make new loans. Although total loans on a linked quarter basis are essentially level, we continue to experience growth on the commercial and mortgage portfolios, and there is ample volume in the pipelines.”

“Our margin decline over the prior year and linked quarter is largely due to the historic low interest rate environment, the interest sensitivity of our loan portfolio (approximately 50% variable rate indexed to LIBOR and prime) and the inability to reprice liabilities as quickly as asset yields declined,” Geisel added. “For example, 1-month LIBOR averaged 0.46% for the first quarter 2009 compared to 3.33% for the first quarter 2008. This decrease of 2.87% had a significant impact to our margin for the quarter. Under the circumstances, our number one priority is on generating satisfactory returns via improved loan pricing and structure, and being more aggressive on deposit pricing. The positive factor is that we are favorably positioned to benefit when rates eventually begin to rise from current historic low levels.”

“Although deposit competition continues to be intense, deposit growth is up about 8% versus year-ago levels, and up 1.2% on a linked quarter basis,” said Geisel. “Now, more than ever, as we manage our overall funding and liquidity needs, we will continue to balance our deposit growth and interest margin with other funding sources that may be more cost effective in the current environment.”

“Credit quality tracked essentially as expected during the quarter,” Geisel said. “We continue to feel confident in our credit risk assessment process and our allowance for loan losses at quarter end of 1.44% remains adequate.”

The following is an overview of other key financial highlights:
  Total assets were $3.636 billion at March 31, 2009, compared to $3.622 billion at December 31, 2008 and $3.366 billion at March 31, 2008.
  Total loans before allowance for loan losses were $2.738 billion at March 31, 2009, an increase of $187.1 million, or 7.3%, over total loans at March 31, 2008.  Total loans on a linked quarter basis are essentially level.  Commercial loans and residential mortgages increased on average 1.5% and 13.4%, respectively, over the linked quarter, whereas home equity loans decreased on average 2.9%.
  The loan loss provision for the quarter of $4.0 million, or 0.15% of average loans outstanding, compared to $2.1 million, or 0.08% of average loans outstanding, for the comparable prior year period and $7.6 million, or 0.28% of average loans outstanding, for the linked fourth quarter 2008.  The allowance for loan losses to total loans was 1.44% at March 31, 2009 compared to 1.09% at March 31, 2008 and 1.36% at December 31, 2008.  Total non-performing assets were $64.3 million at March 31, 2009, or 2.34% of total loans and real estate owned, compared to $30.7 million, or 1.20%, at March 31, 2008 and $48.8 million, or 1.78%, at December 31, 2008.  Non-accrual loans at March 31, 2009 of $50.5 million increased over the linked quarter by $8.2 million, or 19.5%.  Real estate owned at March 31, 2009 of $10.8 million increased over the linked quarter by $8.9 million primarily as a result of the foreclosure of a previously classified and disclosed non-accrual commercial real estate loan.  The allowance for loan losses to non-performing loans was 73.76% at March 31, 2009, compared to 102.60% at March 31, 2008 and 79.69% at December 31, 2008.  Net charge-offs for the quarter of $1.9 million, or 0.07% of average loans outstanding, compare to $1.2 million, or 0.05% of average loans outstanding, for the comparable prior year quarter and $4.4 million, or 0.16% of average loans outstanding, for the linked fourth quarter 2008.

  Total deposits were $2.930 billion at March 31, 2009, an increase of $216.3 million, or 8.0%, over total deposits at March 31, 2008 and an increase of 1.2% over the linked fourth quarter 2008.
  Net interest income (tax-equivalent basis) of $22.3 million for the quarter compares to $25.1 million for the comparable prior year period and $25.9 million for the linked fourth quarter 2008. The net interest margin for the quarter of 2.74% compares to 3.35% for the comparable prior year period and 3.26% for the linked fourth quarter 2008. The decreasing margin trend over the prior year and more significantly over the linked quarter is attributable to the reduction in market interest rates, which caused interest-earning assets to re-price downward faster than interest-bearing liabilities. The interest spread over the linked quarter decreased 52 basis points, with a yield decrease of 84 basis points on interest-earning assets offset by a decrease in the cost of interest-bearing liabilities of 32 basis points. This decrease in spread is primarily attributable to the 92 basis points decrease in yield on total loans as approximately 50% of the total loan portfolio is variable rate indexed to LIBOR or prime rate. On average, the 1-month LIBOR and prime rate have decreased quarter-to-quarter 1.77% and 0.82%, respectively.
  Total operating non-interest income for the quarter of $5.6 million decreased $1.6 million, or 21.9%, over the comparable prior year period and decreased $520,000, or 8.5%, over the linked fourth quarter 2008.  The decrease over prior year was attributable to a decrease in services charges on deposit accounts, such as NSF and overdraft fees, of $349,000, a decrease in gain on derivative instruments of $512,000 and a decrease in investment products income of $255,000, all of which was the result of a decline in transaction volume.  In addition, bank owned life insurance (BOLI) income decreased $293,000 due to lower yields earned on the separate account policy.  The decrease over the linked fourth quarter 2008 was primarily due to a decrease in gain on derivative instruments of $284,000 and a decrease in investment products income of $166,000, both the result of a decline in transaction volume, and a decrease in BOLI income of $148,000 due to lower yields earned on the separate account policy.
  Total operating non-interest expense for the quarter of $23.8 million increased $174,000, or 0.7%, over the comparable prior year period and $1.1 million, or 4.9%, over the linked fourth quarter 2008.  The increase over prior year was primarily due to an increase in FDIC insurance of $729,000 as a result of an increase in assessment rates, additional coverage under the Temporary Liquidity Guarantee Program (TLGP) and an overall increase in assessable deposits.  This increase was offset by a decrease in salaries and benefits of $207,000, primarily due to a reduction in expected annual incentives, a decrease in professional fees of $187,000 and advertising expense of $154,000.  The increase over the linked fourth quarter 2008 was primarily attributable to a $1.9 million reduction in the 2008 incentive compensation recognized in the fourth quarter 2008 and an increase in FDIC insurance of $581,000 as a result of an increase in assessment rates, a full quarter of additional coverage under the TLGP and an overall increase in assessable deposits.  These increases were offset with a decrease in professional fees of $367,000 and advertising expense of $304,000.
  The income tax benefit is a result of the pre-tax loss in combination with the relatively large levels of tax-free income earned on tax-exempt securities and bank owned life insurance (BOLI) policies.
  The Company’s pro forma total risk-based capital ratio and leverage ratio at March 31, 2009 for the April 8 repurchase of CPP preferred stock were approximately 11.57% and 8.92%, respectively.  In addition, the Company’s ratio of tangible equity to tangible assets was 6.11% at March 31, 2009 compared to 6.10% at December 31, 2008.
The Company will hold its regularly scheduled conference call on Wednesday, April 29, 2009, at 11:30 a.m. (ET). Participants may listen to the live Web cast through the Sun Bancorp Web site at www.sunnb.com. Participants are advised to log on 10 minutes ahead of the scheduled start of the call. An Internet-based replay will be available at the Web site for two weeks following the call.

Sun Bancorp, Inc. is a $3.6 billion asset bank holding company headquartered in Vineland, New Jersey. Its primary subsidiary is Sun National Bank, serving customers through 70 locations in New Jersey. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

SUN BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (unaudited)
(Dollars in thousands, except per share amounts)
	For the Three Months Ended
	March 31,		December 31,
	2009	2008	2008
Profitability for the period:
Net interest income	$21,839	$24,663	$25,472
Provision for loan losses	4,000	2,133	7,617
Non-interest income	5,321	7,375	10,076
Non-interest expense	23,817	23,965	22,712
(Loss) Income before income taxes	(657)	5,940	5,219
Net income	385	4,183	4,253
Net (Loss) income available to common shareholders	$(821)	$4,183	$4,253

Financial ratios:
Return on average assets (1)	0.04%	0.50%	0.49%
Return on average equity (1)	0.35%	4.57%	4.71%
Return on average tangible equity (1),(2)	0.52%	7.77%	7.94%
Net interest margin (1)	2.74%	3.35%	3.26%
Efficiency ratio	87.69%	74.80%	63.89%
Efficiency ratio, excluding non-operating income and non-operating expense (3)	86.80%	74.28%	71.89%

(Loss) Earnings per common share (4):
Basic	$(0.04)	$0.17	$0.18
Diluted	$(0.04)	$0.17	$0.18

Average equity to average assets	12.21%	11.02%	10.38%

	March 31,	December 31,
	2009	2008	2008
At period-end:
Total assets	$3,635,697	$3,366,357	$3,622,126
Total deposits	2,930,084	2,713,756	2,896,364
Loans receivable, net of allowance for loan losses	2,698,612	2,523,058	2,702,516
Investments	435,841	451,727	453,584
Borrowings	50,437	160,366	154,097
Junior subordinated debentures	92,786	92,786	92,786
Shareholders’ equity	447,984	364,242	358,508

Credit quality and capital ratios:
Allowance for loan losses to gross loans	1.44%	1.09%	1.36%
Non-performing assets to gross loans and real estate owned	2.34%	1.20%	1.78%
Allowance for loan losses to non-performing loans	73.76%	102.60%	79.69%

Total capital (to risk-weighted assets) (5):
Sun Bancorp, Inc.	14.41%	11.70%	11.37%
Sun National Bank	11.06%	10.92%	10.84%
Tier 1 capital (to risk-weighted assets) (5):
Sun Bancorp, Inc.	13.16%	10.71%	10.17%
Sun National Bank	9.81%	9.93%	9.64%
Leverage ratio (5):
Sun Bancorp, Inc.	11.81%	9.67%	9.58%
Sun National Bank	8.80%	8.98%	9.10%

Book value (4)	$15.72	$15.24	$15.57
Tangible book value (4)	$9.41	$8.96	$9.20

(1) Amounts for the three months ended are annualized.
(2) Return on average tangible equity is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

(3) Efficiency ratio, excluding non-operating income and non-operating expense, is computed by dividing non-interest expense for the period by the summation of net interest income and non-interest income.   Non-interest income for the three months ended March 31, 2009 excludes a net impairment loss on available for sale securities of $278,000 as compared to the exclusion of a gain on the mandatory redemption of Visa stock of $207,000 for the same period in 2008.  Non-interest income for the three months ended December 31, 2008 excludes a net gain of $11.5 million on the sale of branches and an impairment loss on available for sale securities of $7.5 million.  Non-interest expense for the three months ended March 31, 2008 excludes a $250,000 executive sign-on incentive and $72,000 in lease buyout charges.

(4) Data is adjusted for a 5% stock dividend declared in April 2009.
(5) March 31, 2009 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
(Dollars in thousands, except par value)
	March 31,	December 31,
	2009	2008
ASSETS
Cash and due from banks	$42,738	$31,237
Interest-earning bank balances	48,412	26,784
Federal funds sold	-	412
Cash and cash equivalents	91,150	58,433
Investment securities available for sale (amortized cost - $428,233 and $444,628 at March 31, 2009 and December 31, 2008, respectively)	408,642	423,513
Investment securities held to maturity (estimated fair value - $12,091 and $13,601 at March 31, 2009 and December 31, 2008, respectively)	12,055	13,765
Loans receivable (net of allowance for loan losses - $39,406 and $37,309 at March 31, 2009 and December 31, 2008, respectively)	2,698,612	2,702,516
Restricted equity investments	15,144	16,306
Bank properties and equipment, net	48,327	48,642
Real estate owned, net	10,834	1,962
Accrued interest receivable	11,192	12,254
Goodwill	127,894	127,894
Intangible assets, net	17,592	18,769
Deferred taxes, net	17,130	16,707
Bank owned life insurance (BOLI)	76,017	75,504
Other assets	101,108	105,861
Total assets	$3,635,697	$3,622,126

LIABILITIES & SHAREHOLDERS’ EQUITY
LIABILITIES
Deposits	$2,930,084	$2,896,364
Federal funds purchased	-	71,500
Securities sold under agreements to repurchase - customers	14,170	20,327
Advances from the Federal Home Loan Bank of New York (FHLBNY)	16,096	42,081
Securities sold under agreements to repurchase - FHLBNY	15,000	15,000
Obligation under capital lease	5,171	5,189
Junior subordinated debentures	92,786	92,786
Other liabilities	114,406	120,371
Total liabilities	3,187,713	3,263,618

SHAREHOLDERS' EQUITY
Preferred stock, $1 par value, 1,000,000 shares authorized; 89,310 shares of Series A Preferred Stock, liquidation value $1,000 per share, issued and outstanding at March 31, 2009	85,363	-
Common stock, $1 par value, 50,000,000 shares authorized; 24,074,307 shares issued and 21,967,584 shares outstanding at March 31, 2009; 24,037,431 shares issued and 21,930,708 shares outstanding at December 31, 2008	24,074	24,037
Additional paid-in capital	355,851	351,430
Retained earnings	24,871	22,580
Accumulated other comprehensive loss	(16,013)	(13,377)
Treasury stock at cost, 2,106,723 shares at March 31, 2009 and December 31, 2008	(26,162)	(26,162)
Total shareholders' equity	447,984	358,508
Total liabilities and shareholders' equity	$3,635,697	$3,622,126

SUN BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Dollars in thousands, except share and per share amounts)
	For the Three Months Ended March 31,
	2009	2008
INTEREST INCOME
Interest and fees on loans	$32,192	$40,395
Interest on taxable investment securities	4,230	4,183
Interest on non-taxable investment securities	844	761
Dividends on restricted equity investments	173	269
Interest on federal funds sold	-	31
Total interest income	37,439	45,639
INTEREST EXPENSE
Interest on deposits	13,930	18,313
Interest on funds borrowed	484	1,119
Interest on junior subordinated debentures	1,186	1,544
Total interest expense	15,600	20,976
Net interest income	21,839	24,663
PROVISION FOR LOAN LOSSES	4,000	2,133
Net Interest income after provision for loan losses	17,839	22,530
NON-INTEREST INCOME
Service charges on deposit accounts	3,044	3,393
Other service charges	82	78
Gain on sale of loans	345	424
Gain on derivative instruments	127	639
Investment products income	522	777
BOLI income	513	806
Net impairment losses on available for sale securities (total impairment losses on available for sale securities of $1,193,000 and portion of loss in other comprehensive income, before taxes, of $915,000 for the three months ended March 31, 2009)	(278)	-
Other	966	1,258
Total non-interest income	5,321	7,375
NON-INTEREST EXPENSE
Salaries and employee benefits	11,963	12,420
Occupancy expense	3,135	3,042
Equipment expense	1,538	1,624
Data processing expense	1,010	1,120
Amortization of intangible assets	1,177	1,177
Insurance expense	1,443	669
Professional fees	378	565
Advertising expense	545	699
Real estate owned expense, net	30	9
Other	2,598	2,640
Total non-interest expense	23,817	23,965
(LOSS) INCOME BEFORE INCOME TAXES	(657)	5,940
INCOME TAX (BENEFIT) EXPENSE	(1,042)	1,757
NET INCOME	385	4,183
Preferred stock dividend and discount accretion	1,206	-
NET (LOSS) INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(821)	$4,183

Basic earnings per share (1)	$(0.04)	$0.17
Diluted earnings per share (1)	$(0.04)	$0.17
Weighted average shares – basic (1)	23,043,056	23,925,563
Weighted average shares – diluted (1)	23,051,383	24,430,216
(1) Data is adjusted for a 5% stock dividend declared in April 2009.

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (unaudited)
(Dollars in thousands)
	2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1
Balance sheet at quarter end:
Loans:
Commercial and industrial	$2,243,698	$2,234,202	$2,164,523	$2,146,163	$2,061,640
Home equity	268,122	274,360	271,197	264,354	267,023
Second mortgage	78,589	84,388	85,734	83,720	81,090
Residential real estate	69,971	67,473	61,845	56,334	53,616
Other	77,638	79,402	82,840	86,783	87,593
Total gross loans	2,738,018	2,739,825	2,666,139	2,637,354	2,550,962
Allowance for loan losses	(39,406)	(37,309)	(34,120)	(31,490)	(27,904)
Net loans	2,698,612	2,702,516	2,632,019	2,605,864	2,523,058
Goodwill	127,894	127,894	127,894	127,894	127,894
Intangible assets, net	17,592	18,769	19,947	21,124	22,301
Total assets	3,635,697	3,622,126	3,425,379	3,424,968	3,366,357
Total deposits	2,930,084	2,896,364	2,873,378	2,782,180	2,713,756
Federal funds purchased	-	71,500	-	29,500	56,000
Securities sold under agreements to repurchase - customers	14,170	20,327	38,359	36,149	36,938
Advances from the Federal Home Loan Bank of New York (FHLBNY)	16,096	42,081	19,551	38,877	47,187
Securities sold under agreements to repurchase - FHLBNY	15,000	15,000	15,000	55,000	15,000
Obligation under capital lease	5,171	5,189	5,207	5,224	5,241
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Total shareholders' equity	447,984	358,508	357,282	360,268	364,242
Quarterly average balance sheet:
Loans:
Commercial and industrial	$2,229,016	$2,195,218	$2,146,204	$2,099,090	$2,037,548
Home equity	268,921	275,791	268,178	265,481	267,836
Second mortgage	81,854	85,530	84,404	82,604	80,819
Residential real estate	70,868	62,481	57,471	52,332	50,012
Other	79,324	81,426	84,116	86,198	86,602
Total gross loans	2,729,983	2,700,446	2,640,373	2,585,705	2,522,817
Securities and other interest-earning assets	527,318	476,305	461,276	450,888	469,322
Total interest-earning assets	3,257,301	3,176,751	3,101,649	3,036,593	2,992,139
Total assets	3,644,558	3,483,145	3,422,764	3,368,523	3,326,064
Non-interest-bearing demand deposits	397,237	407,151	435,249	430,568	416,612
Total deposits	2,936,452	2,916,153	2,837,147	2,755,778	2,701,630
Total interest-bearing liabilities	2,694,326	2,679,673	2,600,310	2,539,882	2,509,725
Total shareholders' equity	445,040	361,513	361,895	367,824	366,400

Capital and credit quality measures:
Total capital (to risk-weighted assets) (1):
Sun Bancorp, Inc.	14.41%	11.37%	11.67%	11.50%	11.70%
Sun National Bank	11.06%	10.84%	11.02%	10.83%	10.92%
Tier 1 capital (to risk-weighted assets) (1):
Sun Bancorp, Inc.	13.16%	10.17%	10.51%	10.42%	10.71%
Sun National Bank	9.81%	9.64%	9.86%	9.75%	9.93%
Leverage ratio (1):
Sun Bancorp, Inc.	11.81%	9.58%	9.56%	9.57%	9.67%
Sun National Bank	8.80%	9.10%	8.97%	8.97%	8.98%

Average equity to average assets	12.21%	10.38%	10.57%	10.92%	11.02%
Allowance for loan losses to total gross loans	1.44%	1.36%	1.28%	1.19%	1.09%
Non-performing assets to total gross loans and real estate owned	2.34%	1.78%	1.87%	1.29%	1.20%
Allowance for loan losses to non-performing loans	73.76%	79.69%	71.80%	97.30%	102.60%

Other data:
Net charge-offs	(1,903)	(4,428)	(1,093)	(2,941)	(1,231)
Non-performing assets:
Non-accrual loans	$50,481	$42,233	$45,940	$31,323	$26,567
Loans past due 90 days and accruing	2,945	4,587	1,583	1,042	631
Real estate owned, net	10,834	1,962	2,381	1,714	3,476
Total non-performing assets	$64,260	$48,782	$49,904	$34,079	$30,674
(1) March 31, 2009 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (unaudited)
(Dollars in thousands, except share and per share data)
	2009	2008	2008	2008	2008
	Q1	Q4	Q3	Q2	Q1
Profitability for the quarter:
Tax-equivalent interest income	$37,894	$43,574	$43,426	$43,337	$46,049
Interest expense	15,600	17,661	18,017	18,319	20,976
Tax-equivalent net interest income	22,294	25,913	25,409	25,018	25,073
Tax-equivalent adjustment	455	441	447	454	410
Provision for loan losses	4,000	7,617	3,723	6,527	2,133
Non-interest income excluding net gain on sale of branches and net impairment losses on available for sale securities	5,599	6,119	7,046	7,802	7,375
Net gain on sale of branches	-	11,454	-	-	-
Net impairment losses on available for sale securities	(278)	(7,497)	-	-	-
Non-interest expense excluding amortization of intangible assets	22,640	21,534	21,873	21,735	22,788
Amortization of intangible assets	1,177	1,178	1,177	1,178	1,177
(Loss) Income before income taxes	(657)	5,219	5,235	2,926	5,940
Income tax (benefit) expense	(1,042)	966	1,106	597	1,757
Net income	385	4,253	4,129	2,329	4,183
Net (loss) income available to common shareholders	$(821)	$4,253	$4,129	$2,329	$4,183
Financial ratios:
Return on average assets (1)	0.04%	0.49%	0.48%	0.28%	0.50%
Return on average equity (1)	0.35%	4.71%	4.56%	2.53%	4.57%
Return on average tangible equity (1),(2)	0.52%	7.94%	7.74%	4.27%	7.77%
Net interest margin (1)	2.74%	3.26%	3.28%	3.30%	3.35%
Efficiency ratio	87.69%	63.89%	72.01%	70.79%	74.80%
Efficiency ratio, excluding non-operating income and non-operating expense	86.80%	71.89%	72.01%	70.79%	74.28%
Per share data (3):
(Loss) Earnings per common share:
Basic	$(0.04)	$0.18	$0.18	$0.10	$0.17
Diluted	$(0.04)	$0.18	$0.17	$0.10	$0.17
Book value	$15.72	$15.57	$15.18	$15.25	$15.24
Tangible book value	$9.41	$9.20	$8.90	$8.94	$8.96
Average basic shares (3)	23,043,056	23,323,693	23,512,826	23,830,980	23,925,563
Average diluted shares (3)	23,051,383	23,410,606	24,084,540	24,371,330	24,430,216
Operating non-interest income:
Service charges on deposit accounts	$3,044	$3,263	$3,701	$3,561	$3,393
Other service charges	82	82	82	75	78
Gain on sale of loans	345	204	286	411	424
Gain on derivative instruments	127	411	491	1,037	639
Investment products income	522	688	728	848	777
BOLI income	513	661	778	772	806
Other income	966	810	980	1,098	1,051
Total operating non-interest income	5,599	6,119	7,046	7,802	7,168
Non-operating income (4):
Net gain on sale of branches	-	11,454	-	-	-
Net impairment losses on available for sale securities	(278)	(7,497)	-	-	-
Gain on Visa stock redemption	-	-	-	-	207
Total non-operating income	(278)	3,957	-	-	207
Total non-interest income	$5,321	$10,076	$7,046	$7,802	$7,375
Operating non-interest expense:
Salaries and employee benefits	$11,963	$10,643	$12,277	$12,283	$12,170
Occupancy expense	3,135	2,919	2,912	2,810	2,970
Equipment expense	1,538	1,609	1,522	1,666	1,624
Data processing expense	1,010	1,120	1,154	1,065	1,120
Amortization of intangible assets	1,177	1,178	1,177	1,178	1,177
Insurance expense	1,443	901	745	728	669
Professional fees	378	745	542	483	565
Advertising expense	545	849	336	484	699
Real estate owned expense (income), net	30	(116)	13	(534)	9
Other expenses	2,598	2,864	2,372	2,750	2,640
Total operating non-interest expense	23,817	22,712	23,050	22,913	23,643
Non-operating expense (4):
Lease buy-out expenses and other branch rationalization charges	-	-	-	-	72
Executive sign-on incentive	-	-	-	-	250
Total non-operating expense	-	-	-	-	322
Total non-interest expense	$23,817	$22,712	$23,050	$22,913	$23,965
(1) Amounts are annualized.
(2) Return on average tangible equity is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

(3) Data is adjusted for a 5% stock dividend declared in April 2009.
(4) Amount consists of items which the Company believes are not a result of normal operations.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (unaudited)
(Dollars in thousands)
	For the Three Months Ended March 31, 2009			For the Three Months Ended March 31, 2008
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$2,229,016	$25,077	4.50%	$2,037,548	$32,506	6.38%
Home equity	268,921	3,500	5.21	267,836	4,155	6.21
Second mortgage	81,854	1,307	6.39	80,819	1,318	6.52
Residential real estate	70,868	1,070	6.04	50,012	818	6.54
Other	79,324	1,238	6.24	86,602	1,598	7.38
Total loans receivable	2,729,983	32,192	4.72	2,522,817	40,395	6.40
Investment securities (3)	466,898	5,666	4.85	455,366	5,536	4.86
Interest-earning bank balances	60,040	36	0.24	10,090	87	3.45
Federal funds sold	380	-	-	3,866	31	3.21
Total interest-earning assets	3,257,301	37,894	4.65	2,992,139	46,049	6.16
Cash and due from banks	49,135			56,555
Bank properties and equipment, net	48,471			47,893
Goodwill and intangible assets, net	146,210			150,923
Other assets	143,441			78,554
Total non-interest-earning assets	387,257			333,925
Total assets	$3,644,558			$3,326,064

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$983,372	2,746	1.12%	$754,432	3,319	1.76%
Savings deposits	297,590	846	1.14	461,949	2,806	2.43
Time deposits	1,258,253	10,338	3.29	1,068,637	12,188	4.56
Total interest-bearing deposit accounts	2,539,215	13,930	2.19	2,285,018	18,313	3.21
Borrowed money:
Federal funds purchased	3,561	5	0.56	17,747	131	2.95
Securities sold under agreements to repurchase - customers	16,610	10	0.24	38,700	233	2.41
FHLBNY advances (4)	36,976	374	4.05	69,887	659	3.77
Obligation under capital lease	5,178	95	7.34	5,247	96	7.32
Junior subordinated debentures	92,786	1,186	5.11	93,126	1,544	6.63
Total borrowings	155,111	1,670	4.31	224,707	2,663	4.74
Total interest-bearing liabilities	2,694,326	15,600	2.32	2,509,725	20,976	3.34
Non-interest-bearing demand deposits	397,237			416,612
Other liabilities	107,955			33,327
Total liabilities	3,199,518			2,959,664
Shareholders' equity	445,040			366,400
Total liabilities and shareholders' equity	$3,644,558			$3,326,064

Net interest income		$22,294			$25,073
Interest rate spread (5)			2.33%			2.82%
Net interest margin (6)			2.74%			3.35%
Ratio of average interest-earning assets to average interest-bearing liabilities			120.89%			119.22%

(1) Average balances include non-accrual loans.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3) Interest earned on non-taxable investment securities is shown on a tax equivalent basis assuming a 35% marginal federal tax rate for all periods.
(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.